PROMISSORY NOTE

$60,000.00                                               Dated: November 1, 1995
                                                   Hamilton Township, New Jersey

      FOR VALUE RECEIVED, the undersigned, LASER ENERGETICS, INC., a Florida corporation having its principal office at 7 Goldenrod Court, Hamilton Township, New Jersey 08690 (the "Maker'), hereby promises to pay to the order of ROBERT D. BATTIS (the "Payee"), at 7 Goldenrod Court, Hamilton Township, New Jersey 08690, or at such other place as the Payee from time to time may designate, the sum of Sixty Thousand Dollars and 00/100 ($60,000.00), together with interest at the rate of six and five tenth percent (6.5%) per annum, which principal and interest are to be paid as set forth below, in such coin or currency of the United States of America as, at the time of payment, shall be legal tender for the payment of public and private debts.

      1. Principal and interest shall be due and payable on or before the earlier of: (1) the 90th day following the Maker's common stock being publicly traded; or (2) November 1, 2000.

      2. This Promissory Note (the "Note") may be paid in whole or in part, with accrued but unpaid interest to the date of prepayment, at any time without penalty.

      3. Upon the occurrence of any Event of Default as defined in paragraph 4 below, the entire principal balance then due and owing under this Note, together with the then accrued interest thereon, shall at the option of the Payee, be immediately due and payable, without notice or demand of any kind.

      4. For purposes of this Note, an Event of Default means any of the following:

            (a) Default in the payment of any installment due hereunder when the same shall be due and payable and which shall not be cured within 20 calendar days after written notice of such default has been given to the Maker; or

            (b) The entry of a decree or Order for relief by a court of competent jurisdiction in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the appointing of a receiver, liquidator, assignee, custodian, trustee (or other similar official) for the Maker, which decree, order, or appointment shall not have been dismissed within 60 days from the making thereof; or the commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the making, by the Maker, of an assignment for the benefit of creditors; or the consent by the Maker to the entry of any Order for relief in an involuntary case under any such law or to the appointment or

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taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) for the Maker of any substantial part of its property; or the failure of the Maker to pay its debts as such debts become due; or the taking of corporate action by the Maker in furtherance of any of the foregoing; or

            (c) The adoption by the Maker of any resolution, or any act taken by the Maker, to dissolve or to wind up its affairs.

      5. This Note is executed and delivered in the State of New Jersey and shall be governed in all respects by the laws of the State of New Jersey.

      6. In the event of the sale of substantially all of the assets of the Maker other than in the ordinary course of business the net proceeds of such sale shall, after the discharge of any obligations of the Maker to financial institutions, be used to pay down the principal and any accrued but unpaid interest of this Note in inverse order of maturity of the installments then outstanding. The payment shall first be applied to accrued but unpaid interest then to unpaid principal. Such payment shall be made within sixty (60) days of the closing of any such sale.

      7. The Maker hereby acknowledges receipt of a copy of this Note.

      IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officers.

ATTEST:                                          LASER ENERGETICS, INC.


                                                 By: /s/ Robert D. Battis
----------------------------                         ---------------------------
                                                     Robert D. Battis, President
(Corporate Seal)


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